Exhibit 10.14

Preliminary Contract for the Sale and Purchase of all Shares in

Drumet Liny i Druty spółka z ograniczoną odpowiedzialnością

TABLE OF CONTENTS

1.	DEFINITIONS	5

2.	SUBJECT MATTER OF THE AGREEMENT	12

3.	CONDITIONS TO COMPLETION	12

4.	PRE-COMPLETION UNDERTAKINGS	15

5.	COMPLETION DATE AND PLACE	19

6.	COMPLETION	20

7.	PRICE AND COLLATERALS	22

8.	REPRESENTATIONS AND WARRANTIES	23

9.	REMEDIES	25

10.	CONDUCT OF CLAIMS	28

11.	ACCESS TO BOOKS AND RECORDS	29

12.	ANNOUNCEMENTS	29

13.	RIGHTS TO TERMINATE THE AGREEMENT	30

14.	COSTS	30

15.	BUYER’S GUARANTOR; SELLER’S GUARANTOR	30

16.	NOTICES	31

17.	ASSIGNMENT	34

18.	CONFIDENTIAL INFORMATION	34

19.	ENTIRE AGREEMENT	36

20.	WAIVERS, RIGHTS AND REMEDIES	36

21.	GOVERNING LAW AND JURISDICTION	37

22.	MISCELLANEOUS	37

LIST OF SCHEDULES

SCHEDULE C1	POWER OF ATTORNEY (SELLER)

SCHEDULE C2	POWER OF ATTORNEY (SELLER’S GUARANTOR)

SCHEDULE C3	POWER OF ATTORNEY (BUYER)

SCHEDULE C4	POWER OF ATTORNEY (BUYER’S GUARANTOR)

SCHEDULE 1.1	DUE DILIGENCE DOCUMENTS

SCHEDULE 2.2	DRAFT OF SHARE TRANSFER AGREEMENT

SCHEDULE 3.1.3	LIST OF AGREEMENTS INCLUDING COC PROVISIONS

SCHEDULE 4.7	LETTER TO TRADE UNIONS

SCHEDULE 6.1.3	RESIGNATION LETTER

SCHEDULE 7.6	DRAFT BANK GUARANTEE

SCHEDULE 8.2	SELLER’S REPRESENTATIONS AND WARRANTIES

SCHEDULE 17.2	ASSIGNMENT AGREEMENT

This Preliminary Contract for the Sale of Shares in a Limited Liability Company (the “Agreement”) has been concluded on 6 June 2011, in Warsaw, Poland, by and between:

1.

SIDONIO HOLDINGS LIMITED, a limited liability company incorporated and formed under the laws of Cyprus, with its registered seat at Kyriakou Matsi 16, EAGLE HOUSE, 10th floor, Agioi Omologites, P.C. 1082, Nicosia, registered with the Ministry of Commerce, Industry and Tourism, the Department of Registrar of Companies and Official Receiver under registration no. HE 238384 (the “Seller”) represented for the purpose of this Agreement by Adam Imiełowski, attorney-in-fact, according to the power of attorney constituting the Schedule C1 hereto, granted on 30 May 2011;

2.	PENTA INVESTMENTS LIMITED, a limited liability company incorporated and formed under the laws of Cyprus, registered address: 212 Agias Fylaxeos & Polygnostou 212, C & I Center, 2nd Floor, P.C. 3803, Limassol, Cyprus, registered in the Cypriot Commercial Registry under registration no. HE 158996 (the “Seller’s Guarantor”) represented for the purpose of this Agreement by Adam Imiełowski, attorney-in-fact according to the power of attorney constituting the Schedule C2 hereto, granted on 30 May 2011;

3.	WRCA (Luxembourg) Holdings S.à r.l. a limited liability company incorporated and formed under the laws of Luxembourg, with its business address at 412F, Route d’Esch, L-1030 Luxembourg, registered in the Luxembourg Registre de Commerce et des Sociétés (the “Buyer”) represented for the purpose of this Agreement by Magdalena Kasiarz, attorney-in-fact according to the sub-power of attorney based on the power of attorney issued on 27 May 2011 and the power of attorney issued on 30 May 2011 (all constituting the Schedule C3 hereto), granted on 2 June 2011;

4.	WireCo WorldGroup Inc, a stock corporation incorporated and formed under the laws of Delaware, with its registered office in Kansas City, 12200 NW Ambassador Drive, MO 64163-1244, USA, registered with the Delaware Secretary of State (the “Buyer’s Guarantor”) represented for the purpose of this Agreement by Magdalena Kasiarz, attorney-in-fact according to the power of attorney constituting the Schedule C4 hereto, granted on 31 May 2011

(the Seller and the Buyer each a “Party” and collectively the “Parties”)

WHEREAS

(A)	The Seller holds 320,000 shares (the “Shares”) with a nominal value of PLN 50 each which represent all shares and 100% of the equity in the company under the name “Drumet Liny i Druty spółka z ograniczoną odpowiedzialnością”, a limited liability company incorporated and formed under the laws of Poland, with its registered seat in Włocławek, registered in the register of entrepreneurs kept by the District Court in Torun, VII Commercial Division of the National Court Register, under KRS number 0000357947325069, REGON 141725001, NIP 5252446086 (the “Company”);

(B)	On 22/23 March 2011 the Seller and the Buyer have concluded a letter of intent and an exclusivity letter granting exclusivity to the Buyer (within the scope and upon the terms specified in that letter of intent) for a limited period of time;

(C)	On 16 May 2011 the Buyer has completed a legal, tax, operational and financial due diligence of the Company (the “Due Diligence”). During Due Diligence the Buyer was granted access to the Due Diligence Documents;

(D)	The Parties have, in good faith and in a diligent manner, completed negotiations and agreed on the final text of all Transaction Documents;

(E)	The Buyer expresses its firm and definite will to purchase the Shares pursuant to the terms specified therein;

(F)	The Seller expresses its firm and definite will to sell the Shares pursuant to the terms specified therein.

THE PARTIES AND THE GUARANTORS THEREFORE AGREE AS FOLLOWS

1.	DEFINITIONS

1.1	In this Agreement, the following words and expressions shall have the following meanings:

“Account”	means the following bank account of the Seller: Hellenic Bank Public Company Ltd, International Business Centre, 173, Athalassas Avenue, 4th Floor, 2025 Nicosia, Cyprus, SWIFT number: HEBA CY2N, account no. 140-01-477057-01, IBANL CY28 0050 0140 0001 4001 4770 5701, or any other account that the Seller may specify in writing, from time to time, at its absolute discretion but with respect to any payment no later than 5 Business Days before such payment becomes due;

“Affiliate”	means a company belonging to the same capital group (in the meaning of article 4 point 14 of the CCP Act) as the Buyer (in case of Buyer’s Affiliate) or, respectively, the Seller (in case of Seller’s Affiliate);

“Agreement”	has the meaning ascribed to it in the Caption;

“Application”	has the meaning ascribed to it in Clause 3.5.1;

“Bank Guarantee”	has the meaning ascribed to it in Clause 7.6;

“Breach”	has the meaning ascribed to it in Clause 9.1;

“Business Day”	means a day other than Saturday or Sunday or a public holiday in Poland;

“Buyer”	has the meaning ascribed to it in the Caption;

“CCC”	means the Commercial Companies’ Code Act (Kodeks Spółek Handlowych) dated 15 September 2000 (Journal of Laws of 2000, No. 94, item 1037, as amended);

“CCP Act”	means the Polish Competition and Consumer Protection Act of 16 February 2007 (consolidated text, Journal of Laws of 2007, No. 50, item 331, as amended) (Ustawa o ochronie konkurencji i konsumentów);

“Company”	has the meaning ascribed to it in Point A of the Preamble;

“Competition Authority”	means the President of the Office of the Competition and Consumer Protection (Prezes Urzędu Ochrony Konkurencji i Konsumentów);

“Completion”	has the meaning ascribed to it in Clause 6.1;

“Completion Date”	means the date on which the Completion occurs;

“Completion Place”	has the meaning ascribed to it in Clause 5.1;

“Conditional Approval”	has the meaning ascribed to it in Clause 3.1.1;

“Confidential Information”	has the meaning assigned to it in Clause 18.1;

“Damages Payment”	has the meaning ascribed to it in Clause 9.10.1;

“Drumet CZ, s.r.o.”	shall mean Drumet CZ, s.r.o., a limited liability company validly existing under the laws of the Czech Republic with its registered seat in Hradec, Králové and registered with the Regional Court in Hradec Králové under no 288 16 943 and with a registered share capital of CZK 200,000;

“Drumet s.r.o.”	shall mean Drumet s.r.o., a limited liability company validly existing under the laws of Slovakia with its registered seat in Hlohovec and registered with commercial register of Trnawa district court under no IČO 36 257 516 and with a registered share capital of EUR 73,027;

“Due Diligence”	has the meaning ascribed to it in Point B of the Preamble;

“Due Diligence Documents”	means the documents and information contained on CD attached as Schedule 1.1;

“Effective Date”	means 31 December 2010;

“Effective Date Accounts”	means the financial statements of the Company for the financial year that ended on the Effective Date contained on CD attached as Schedule 1.1;

“Environmental Law”	means all laws containing obligations on the protection of the environment, namely air, water or soil;

“Excess Recovery”	has the meaning ascribed to it in Clause 9.10.4;

“Expert”	has the meaning ascribed to it in Clause 4.6;

“First Installment”	has the meaning ascribed to it in Clause 7.2.1;

“Installment”	has the meaning ascribed to it in Clause 7.2;

“Group Company”	means any of the Company and the Subsidiaries;

“Guarantor”	means each of the Seller’s Guarantor and the Buyer’s Guarantor;

“Leakage”	shall mean (i) any payment, or declaration of any dividend or other comparable distribution by the Company or any of the Subsidiaries to the Seller, Penta, any of their Affiliates (other than the Company and its Subsidiaries) or (ii) any payment of interest on, or repayment of principal of, any shareholder loan, or (iii) any transaction of Group Company with, or payment of Group Company to, the Seller, Penta, any of their Affiliates (other than the Company and its Subsidiaries) or (iv) any payment by any of the Group Companies of any fee, commission, bonus, extra compensation, severance payment or other incentive to any third party (including, supervisory board or management board members and employees of the Group Companies) if the right to receive such payment relates to the execution or consummation of the transactions contemplated by this Agreement exceeding PLN 100,000 in the aggregate;

“Long Stop Date”	has the meaning ascribed to it in Clause 13.2;

“Members of Personnel”	has the meaning ascribed to it in Clause 9.16;

“NL Drahtseile GmbH”	shall mean NL Drahtseile GmbH, a limited liability company validly existing under the laws of Germany with its registered seat in Celle and registered with the commercial register of Lüneburg under HRB 201092 and with a registered share capital of EUR 3,825,000;

“Party”	has the meaning ascribed to it in the Caption;

“Penalty”	shall have the meaning ascribed to it in Clause 5.6;

“Penta”	shall mean PENTA INVESTMENTS LIMITED with its registered seat in Limassol, Republic of Cyprus, at 212 Agias Fylaxeos & Polygnostou, P.C. 3803 Limassol, Republic of Cyprus, company registration number HE 158996;

“Polish Transfer Tax”	means the Polish civil law activities tax (Polish: podatek od czynności cywilno-prawnych);

“Pre-completion Undertakings”	has the meaning ascribed to it in Clause 4.9;

“Price”	means the price to be paid in consideration for the Shares, as specified in Clause 7.1;

“Regulatory Approval”	has the meaning ascribed to it in Clause 3.1;

“Restrictions”	means undertakings towards, or conditions imposed by, a Competition Authority to divest a business, business unit or material assets, in particular brands and licenses, to remove links with competitors, to perform rebrandings, access commitments, adopt certain conduct of business or agree to undertakings imposing a burden comparable to any of the above measures;

“Scheduled Completion Date”	has the meaning ascribed to it in Clause 5.1;

“Seller’s Best Knowledge”	means the knowledge as of the Signing Date, any of the Seller’s representatives on the Supervisory Board of the Company (i.e. Mr. Jan Evan, Mr. Adam Jarmicki and Mr. Rafał Sosna) had or should have had they acted in accordance with art 219 of the CCC; for the avoidance of doubt: there is no duty of the members of the supervisory board to make any extraordinary enquiries with regard to this Agreement and the transactions contemplated therein;

“Share Transfer Agreement”	has the meaning ascribed to it in Clause 2.1;

“Second Installment”	has the meaning ascribed to it in Clause 7.2.2;

“Seller”	has the meaning ascribed to it in the Caption;

“Seller’s Representations and Warranties”	has the meaning ascribed to it in Clause 8.2;

“Signing Date”	the day this Agreement is signed by both Parties and the Guarantors;

“Shares”	has the meaning ascribed to it in Point A of the Preamble;

“Subsidiaries”	shall mean NL Drahtseile GmbH, Drumet CZ, s.r.o. and Drumet s.r.o.;

“Tax”	means (a) taxes on gross or net income, profits and gains, (b) all other taxes, levies, duties, imposts, charges and withholdings of any fiscal nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security, social insurance or social fund related contributions (“ZUS”), and (c) perpetual usufruct payments (“opłaty za użytkowanie wieczyste”), together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

“Tax Authority”	means any taxing or other authority (whether within or outside Poland) competent to impose any liability to Tax;

“Tax Issue”	shall mean the Tax consequences relating to or resulting from any improper treatment on any tax return, tax filing, etc. made prior to or on the Completion Date by the Seller or any of the Group Companies of the transactions consisting of (i) the acquisition of the shares in NL Drahtseile GmbH by the Company on 29 December 2009, (ii) the increase of the share capital of NL Drahtseile on 29 December 2009 and the contribution of certain receivables/title to certain inventory to the equity of NL Drahtseile GmbH, and (iii) the acquisition of certain receivables against NL Drahtseile GmbH by the Company under certain agreements dated 28 December 2009, as amended;

“Third Installment”	has the meaning ascribed to it in Clause 7.2.3;

“Third Party Assurance”	shall mean all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given (i) to a third party by any of the Group Companies in respect of any obligation of the Seller or Penta or any of their Affiliates (other than a Group Company); and/or (as the context may require) (ii) to a third party by the Seller or Penta or any of their Affiliates (other than a Group Company) in respect of any obligation of any of the Group Companies;

“Third Party Sum”	has the meaning ascribed to it in Clause 9.10.2;

“Transaction Documents”	means this Agreement as well as all Schedules thereto;

“VAT”	means any value added tax levied on the basis of Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax (as further amended) and any other similar value added tax or tax on sales, value or turnover which is enacted in addition to or in substitution for it or is imposed in any other jurisdiction.

1.2	Any use in the Agreement of the word “agreement” or any form of the verb “to agree” means acceptance by the relevant Parties or entities, which under the Agreement are to make such agreement.

1.3	References to this Agreement include the recitals and schedules, which form part of this Agreement. References in this Agreement to the Parties or the Guarantors shall include their legal successors and permitted assignees.

1.4	Save where the context specifically requires or indicates otherwise:

1.4.1	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing legal entities and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

1.4.2	references to a person shall include any individuals, companies, legal entities, unincorporated associations, governments, states or state agencies, associations, joint ventures or partnerships, in each case regardless of whether or not they have a separate legal personality; references to a company shall be construed so as to include any company, corporation or other entities having legal personality, wherever and however formed or established;

1.4.3	references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation on the contents of the wording, and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

1.4.4	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

1.4.5	references to “EUR” or “€” are to the unified currency of the European Union implemented by the Treaty on European Union and references to “PLN” or “zloty” are to the lawful currency of Poland;

1.4.6	references to times of the day are to the time in Warsaw and references to a day are to a period of 24 hours running from midnight to midnight;

1.4.7	references to statutory provisions shall be to such statutory provisions as modified or re-enacted from time to time and any executive legislation made under the statutory provision (as so modified or re-enacted);

1.4.8	“event” includes any act, occurrence, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date;

1.4.9	“relief” includes any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any saving or repayment of Tax (including any interest in respect of Tax);

1.5	Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect interpretation of the Agreement.

1.6	All Transaction Documents should be construed jointly, as regulating one and the same transaction.

1.7	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced.

2.	SUBJECT MATTER OF THE AGREEMENT

2.1	Subject only to the conditions precedent as stipulated in Clause 3.1, the Seller and the Buyer undertake to conclude the sale and transfer agreement under which the Seller, in consideration of the Price, sells and transfers to the Buyer, and the Buyer purchases and accepts such transfer from the Seller, the Shares (the “Share Transfer Agreement”).

2.2	The Share Transfer Agreement shall be concluded in accordance with the draft constituting Schedule 2.2 to this Agreement.

3.	CONDITIONS TO COMPLETION

3.1	The consummation of the transactions contemplated by this Agreement, in particular the execution of the Share Transfer Agreement, is conditional exclusively upon the fulfillment of the following conditions precedent:

3.1.1	The consummation of the transactions contemplated herein has received Regulatory Approval. “Regulatory Approval” shall mean either of (i) an unconditional decision issued by the Competition Authority granting consent to the Buyer’s concentration with the Company, (ii) a decision issued by the Competition Authority granting consent to the Buyer’s concentration with the Company that is subject to Restrictions (a “Conditional Approval”) if the Buyer has notified the Seller that the Buyer intents to accept such restrictions in accordance with Clause 3.6, (iii) a decision by the Competition Authority concerning the discontinuance of anti-monopoly proceedings or the refusal to initiate anti-monopoly proceedings due to the absence of grounds to control the said concentration or (iv) the expiration of the statutory time limit for the Competition Authority to issue the decision granting consent to the Buyer’s concentration with the Company;

3.1.2	Penta is released from the Third Party Assurances given by Penta to BRE Bank S.A. dated 22 October 2010, ArcelorMittal Poland S.A. dated 28 January 2011, Handlowy Leasing sp. z o.o. dated 23 February 2011, in each case with effect as of Completion at the latest;

3.1.3	For all the agreements listed in Schedule 3.1.3 the counterparties to the agreements have waived, permanently and irrevocably, in writing their rights to terminate any of the agreements due to any sort of change of control, provided that all other terms and conditions of the agreements shall remain valid and unchanged.

3.2	For the avoidance of doubt, the Parties confirm that the conditions referred to in Clause 3.1 are the sole and only conditions for the conclusion of the Share Transfer Agreement, and if such conditions are satisfied the Parties shall conclude the Share Transfer Agreement as stipulated above. In particular, such conclusion of the Share Transfer Agreement is not conditioned on any internal approvals of the Parties or the Guarantors, including approval of shareholders, controlling and/or supervising bodies and/or investments committees, and each Party represents that such internal approvals (if any), with regard to such Party, have been granted prior to the execution of this Agreement.

3.3	The Buyer shall be entitled, in its absolute discretion, by written notice to the Seller, served no later than 5 (five) Business Days prior to the Long Stop Date, to fully or partially waive the condition precedent set forth in Clause 3.1.3.

3.4	The Seller shall be entitled, in its absolute discretion, by written notice to the Buyer, served no later than 5 (five) Business Days prior to the Long Stop Date, to fully or partially waive the condition precedent set forth in Clause 3.1.2.

3.5	The Buyer shall have primary responsibility for the fulfillment of the condition precedent referred to in Clause 3.1.1 and shall use all reasonable efforts to ensure that such condition is fulfilled as soon as reasonably practicable after the date of this Agreement. For this purpose, the Buyer shall take all reasonable steps necessary (including making submissions, filings and notifications), in consultation with and with the reasonable assistance of the Seller, in order to procure as soon as reasonably practicable the fulfillment of the condition referred to in Clause 3.1.1. The Buyer shall, without limitation and subject to the Seller providing indispensible documentation and data related to Seller’s capital group and the Group Companies to be included in the Application:

3.5.1	to the extent not already made prior to the Signing Date, apply for the Regulatory Approval with the Competition Authority (“Application”) within 5 (five) Business Days following the Signing Date;

3.5.2	provide all information which is lawfully requested or required by the Competition Authority;

3.5.3

save for any information that the Buyer reasonably considers to be commercially sensitive and to the extent reasonably practical, provide the Seller (or its external counsel) with drafts of all correspondence (including all filings, notifications petitions, pleas and other letters) addressed by the Buyer to the Competition Authority, prior to its submission, and allow the Seller (or its external counsel) to express its comments thereon and account for any reasonable comments from the

Seller (or its external counsel) on such drafts to be taken into account prior to their submission and provide the Seller (or its external counsel) with copies of all such submissions, filings, notifications and other communications in the form submitted or sent;

3.5.4	notify the Seller without undue delay, and provide to the Seller copies, of any communications from the Competition Authority in relation to the fulfillment of the Regulatory Approval save for any information the disclosure of which would, in the reasonable opinion of the Buyer, adversely affect its legitimate business interests, provided that in such circumstances a copy of such communication is provided to the Seller’s external counsel on an “external counsel only” basis;

3.5.5	inform the Seller of all planned meetings and provide the Seller with a summary of the results of such meetings; and

3.5.6	at the Seller’s request, review and discuss with the Seller the progress of any filings or notifications with the Competition Authority.

3.6	The Buyer shall not be obliged to propose or accept any Restrictions in order to obtain Regulatory Approval. If the Competition Authority issues a Conditional Approval, the Buyer shall notify the Seller (i) within 5 (five) Business Days about the receipt of such Conditional Approval and (ii) within two weeks from the date of receipt of the Conditional Approval whether the Buyer intents to waive its right under this Clause 3.6 and to accept the Restrictions provided for in the Conditional Approval.

3.7	The Seller shall cooperate with and assist the Buyer by providing to the Buyer and the Competition Authority upon reasonable request any information and documents held by them which are necessary to complete the Application and other filings with the Competition Authority. To the extent the Seller reasonably considers certain information to be commercially sensitive, such information shall only be provided to the Buyer’s external counsel on an “external counsel only” basis.

3.8	All information received pursuant to the Clauses 3.5 and 3.7 which may be treated as confidential information within the meaning of Article 11 Section 4 of the Combating of Unfair Competition Act of 16 April 1993, in particular any technical, technological and organizational information, including information on sales, turnover and/or customer base of the Parties and the Company, whether or not they are marked as confidential and regardless of their form, shall be considered Confidential Information and the Seller and the Buyer, as the case may be, shall not disclose it except in their correspondence with the Competition Authority or otherwise in accordance with Clause 18. In its correspondence with the Competition Authority the Buyer shall mark all the abovementioned information included in the Application and/or documents or information contained therein and/or attached thereto and/or included in all submissions, filings, notifications and other communications submitted to the Competition Authority in the course of the notification proceedings as confidential / business secrets and shall request the Competition Authority not to disclose them to third parties.

3.9	The Seller shall, and shall procure that the Group Companies, (i) in consultation with the Buyer inform the counterparties to the agreements referred to in Clauses 3.1.2 and 3.1.3 about the transaction contemplated in this Agreement, (ii) provide the Buyer with all contact details, information and documents in the Buyer’s or Company’s possession and (iii) co-operate with the Buyer and, at the request of the Buyer, participate, and procure that the management of the Company participates, in meetings, telephone conference and communications, in each case of (i) to (iii) as reasonably requested by the Buyer to effect the fulfillment of the conditions precedent set forth in Clauses 3.1.2 and 3.1.3. Subject to the preceding sentence, the Seller bears no liability for non-fulfillment of the conditions precedent set forth in Clauses 3.1.2 and 3.1.3 nor provide any warranty or representation that such conditions will be met or will be met upon terms and conditions satisfactory to the Buyer.

3.10	The Seller shall notify the Buyer of the receipt of any waiver letters or releases issued by any counterparty under the agreements referred to in Clauses 3.1.2 or 3.1.3 without undue delay.

4.	PRE-COMPLETION UNDERTAKINGS

4.1	The Seller shall procure that, from (including) the Signing Date to (including) the Completion Date, (without the Buyer’s written consent, such consent not to be unreasonably withheld):

4.1.1	the affairs of the Group Companies are conducted in a way generally consistent with past practice and the ordinary course of business of the Group Companies;

4.1.2	subject to Clause 18 (Confidential Information) and provided that the Buyer will not use it in a way inconsistent with applicable competition law, provide the Buyer with weekly reports prepared by the management board for the Seller;

4.1.3	the Seller, and the Group Companies do not allow or procure any act or omission which would constitute or give rise to a breach of any representation and warranty contained in Schedule 8.2 or a material non-compliance with any applicable law;

4.1.4	all relevant information which comes to its notice in relation to any fact or matter (whether existing on or before the Signing Date or arising afterwards) which may constitute a breach of any representation and warranty contained in Schedule 8.2 is without undue delay disclosed to the Buyer;

4.1.5	the Group Companies do not reduce, purchase or redeem any part of their paid-up share capital;

4.1.6	no Group Company (i) creates, allots or issues or agrees to create, allot, or issue any share capital or (ii) grants any option over or right to subscribe for any share or loan capital or other security;

4.1.7	no Group Company sells or purchases or disposes of any interest in any share capital of any other Group Company;

4.1.8	no changes are made in terms of employment (including pension commitments) other than those required by law which could increase in aggregate the total staff costs of the relevant Group Company by more than 5% per annum or the remuneration of any one managing director or employee engaged in the business of the Group Companies by more than 10%;

4.1.9	except to replace employees on substantially the same terms, the Group Companies do not employ or agree to employ any new persons fully or part time where the total staff costs of the relevant Group Company, as the case may be, would be increased in aggregate by more than 5% per annum or dismiss any existing employees (except for incompetence or gross misconduct or other reasonable cause justifiable in law) where the total staff costs of the respective Group Company would be materially reduced; and

4.1.10	no member of the management board of any of the Group Companies is given notice of termination of employment or is dismissed, except for gross misconduct.

4.2	The Seller shall procure that, from (including) the Signing Date to (including) the Completion Date, (without the Buyer’s written consent, such consent not be unreasonably withheld) neither the Seller nor any Group Company agree to or permit:

4.2.1	the legal reorganization, such as merger, spin-off, split, change of legal form of any of the Group Companies, or the discontinuance of any material part of its business;

4.2.2	any entry into or termination of any contract or arrangement falling outside the ordinary course of business i.e. (i) having a value or involving or likely to involve expenditure in excess of PLN 500,000 or (ii) which cannot be terminated on less than 6 months’ notice and without significant expense or (iii) which is likely to result in any material change in the nature or scope of the operations of any Group Company (or any modification of an existing contract or arrangement which would itself fall, or cause the contract or arrangement concerned to fall, within any of (i) to (iii)) or the making of any binding proposal or offer regarding the execution of contract or arrangement concerned to fall, within any of (i) to (iii);

4.2.3	the giving of any guarantee, indemnity or other agreement to secure an obligation of a third party which if called would result in a cost to the Company or any of the Subsidiaries of PLN 500,000 or more;

4.2.4	entry into or modification of any Third Party Assurance;

4.2.5	any mortgaging, pledging, assigning or transferring for security purposes or subjecting to liens, charges or any other encumbrances of any asset of any of the Group Companies, to the extent it requires supervisory board approval;

4.2.6	any taking up of loans or credits or receiving of other financing, other than current accounts with business partners or similar credits in the ordinary course of business;

4.2.7	the institution or settlement of any litigation where it could result in a payment to or by any of the Group Companies of PLN 100,000 or more except for collection in the ordinary course of trading debts, none of which exceed PLN 150,000;

4.2.8	the entry of any Group Company into or material modification of any agreement with any trade union or other body representing its employees;

4.2.9	the creation of any third party right over the Shares or the shares or assets (other than in ordinary course of business) of any of the Group Companies;

4.2.10	the acquisition or disposal (or entering into a contract to this extent) of any material fixed assets or material inventory or any material parts of the Company’s business (an enterprise in the meaning of Article 55’ of the Civil Code or its organized part), in each case, involving consideration, expenditure or liabilities in excess of PLN 500,000 (exclusive of VAT);

4.2.11	change the Company’s deed (Polish: umowa spółki); and

4.2.12	the change of any Group Company’s (Tax) accounting reference date or any material change to the (Tax) accounting procedures, policies or principles by reference to which its accounts are drawn up.

4.3	The Seller procures that from (including) the Signing Date to (including) the Completion Date it will immediately notify the Buyer in the event it receives notice of a petition for bankruptcy in relation to any Group Company and in the event such notice is received, the Parties shall discuss the actions to be taken in connection with such notice. For the avoidance of doubt this Clause 4.3 does not limit or restrict any rights the Buyer may have with respect to such event if such rights results from a Breach of Seller’s Representations and Warranties.

4.4	The Seller shall procure that no Leakage occurs with respect to any of the Group Companies between, and including, the Signing Date and the Completion Date.

4.5	The Seller shall procure that the Group Companies remain insured until the Completion Date in substantially the same way as they are on the Signing Date and that all premiums due for such insurances are duly and timely paid.

4.6	The Seller shall procure that within 10 business days after the Signing Date, the Company will engage a valuation expert (the “Expert”) from an independent accounting firm to provide a fair value, as defined under accounting principles generally accepted in the US (US GAAP), for all real and personal property of the Company, including, but not limited to all land, buildings, and equipment located within or outside of Poland provided that (i) the Buyer undertakes to reimburse the Company for the Expert’s fees and expenses as well as any additional costs reasonably triggered by such expertise (including overtime payment, if any, to employees of the Company engaged in the process of choosing the Expert, agreeing the terms and conditions with the Expert and actions listed in (i) – (ii) in the next sentence) as demonstrated by the Company and (ii) the Company concludes the contract with the Expert to the satisfaction of the Company protecting Company’s interests, in particular the confidentiality of the Company’s information.

The independent accounting firm shall be the local Polish affiliate of either Ernst & Young, Deloitte & Touche, or PwC chosen at the absolute discretion of the Company. The Seller shall procure that the Company uses its reasonable best efforts to provide the Expert with (i) the available information required for the valuation, (ii) reasonable access to the facilities of the Company and (iii) access to a Drumet employee who is familiar with the equipment so long as such access does not interfere with such employee’s normal duties. Any report(s), statement(s), evaluation(s) or other outcome(s) and result(s) of the Expert’s work (hereby collectively “Deliverables”) shall be treated as Confidential Information of the Company and not be disclosed to the Buyer prior to the Completion Date. For the avoidance of doubt, such Deliverables are provided only for accounting purposes, as stipulated above, and shall not be any reason and/or basis whatsoever for correcting the Price or allowing to formulate any other claim against the Seller.

4.7	The Seller and the Buyer are aware that the Company has entered into an agreement dated 24 May 2006 with certain trade unions. The Parties have agreed that that within 5 Business Days from the Buyer’s written notification to the Seller, the Seller shall procure that the Company shall deliver to trade unions a letter substantially in accordance with Schedule 4.7.

4.8

If the management board of the Company notifies the Seller that the Company requires additional funding to operate its business, the Seller shall notify the Buyer without undue delay at the latest within 5 (five) Business Days from the day of receipt of request about such request together with a statement whether and to what extent the Seller intends to provide funding to the Company. The

Buyer may request, in its absolute discretion, that the Seller provides the requested funding (but not in excess of what has been requested by the management board to the Company). The funding shall be provided in the form of shareholder loans with an accrued interest rate of 10% p.a. The shareholder loan agreement shall be concluded substantially in accordance with the terms and conditions of the shareholder loan agreements existing as of the Signing Date and specified in Clause 6.1.7.

4.9	The Seller undertakes not to, directly or indirectly, (i) take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity relating to the sale of shares in the Company or the acquisition, sale, lease, license or other disposition of the Company or any material part of the shares or fixed assets of the Company, or (ii) enter into any discussions, negotiations or execute any agreement related to any of the foregoing, and shall notify the Buyer promptly of any inquiries by any third parties in regards to the foregoing.

4.10	The undertakings of the Seller in Clauses 4.1 to 4.9 above (the “Pre-Completion Undertakings”) shall be deemed satisfied if (i) the action that would otherwise represent a breach of the Pre-Completion Undertakings was approved by the Buyer in writing or (ii) was not objected to by the Buyer within five (5) Business Days after obtaining written request of the Seller for approval of such action along with justification of such request. For the avoidance of doubt, the list of Pre-Completion Undertakings specified in Clauses 4.1 to 4.9 constitutes the exhaustive list of such undertakings. It shall not be construed as an infringement of a Pre-Completion Undertaking if such action, that would otherwise represent a breach of the Pre-Completion Undertakings, was taken in order to secure that a Group Company complies with any changes to applicable mandatory provisions of the law that may occur within the period specified in Clause 4.1.

5.	COMPLETION DATE AND PLACE

5.1

The Parties agree that the Completion shall take place on the 5th Business Day following the day when the conditions referred to in Clause 3.1 are fulfilled or waived or such other date which the Seller and the Buyer may agree upon in writing (hereinafter such day when the Completion shall take place is referred as the “Scheduled Completion Date”).

5.2	If for any reasons whatsoever, the Completion is not executed on the Scheduled Completion Date, the Parties shall agree in writing on a new completion date (the “Second Scheduled Completion Date”) to take place no later than within twenty Business Days of the Scheduled Completion Date. In the absence of such an agreement the Second Scheduled Completion Date shall be the twentieth Business Day following the Scheduled Completion Date. On the Second Scheduled Completion Date the Parties shall proceed with the Completion as if it were the Scheduled Completion Date and the references to the “Scheduled Completion Date” shall be construed as referring to the “Second Scheduled Completion Date”.

5.3	If the Completion is not executed on the Second Scheduled Completion Date this Agreement terminates by virtue of this provision and the Parties and the Guarantors are released from all their rights and obligations resulting from or relating this Agreement save for Clauses 1, 5.6, 14, 15, 16, 17, 18, 19, 20, 21 and 22.

5.4	The Parties shall, within two (2) Business Days, inform the other Party in writing each time one of the conditions referred to in Clause 3.1 has been fulfilled.

5.5	The Completion shall take place at the offices of KKI Law Firm (Kubicki Komosa Imielowski, Law Firm, Ciasna 6, Warsaw, Poland) (hereinafter “Completion Place”) or such other place as the Seller and the Buyer agree upon in writing, on the Scheduled Completion Date at 10:00 a.m.

5.6	If the condition provided in Clause 3.1.1 is not fulfilled by the Long Stop Date or the Completion has neither occurred on the Scheduled Completion Date nor the Second Scheduled Completion Date solely due to the fault of one Party, such Party shall pay to the other Party a contractual penalty in the amount of EUR 11,363,637 (in words: eleven million three hundred sixty-three thousand six hundred thirty-seven) (the “Penalty”). For the avoidance of doubt, no Party shall be obliged to pay the Penalty more than once, irrespective whether and when Completion takes place.

6.	COMPLETION

6.1	At the Completion Date, the following actions shall be completed in the order specified below (the “Completion”):

6.1.1	The Buyer shall demonstrate that the obligation set out in Clause 7.6 (i.e. issuing of the Bank Guarantee(s) and delivering copies of drafts of them to the Seller) has been satisfied and shall present to the Seller (i) the original hard copies of the Bank Guarantee(s), (ii) a bank account statement(s) not older than one Business Day showing that the Buyer has sufficient money, in immediately available funds, on its account(s), to pay the First Installment; and (iii) the consent, decision or other information received from the Competition Authority evidencing that the condition referred to in Clause 3.1.1 is fulfilled (original or copy confirmed by a lawyer). For the avoidance of doubt, without prejudice to other rights, privileges and claims that the Seller may have, in case the aforementioned obligations are not fulfilled the Seller may, at its sole discretion, withhold or deny to proceed with the steps referred to in Clause 6.1.2.

6.1.2	The Seller shall deliver to the Buyer the waiver letters evidencing that the condition referred to in Clause 3.1.3 is fulfilled (original or copy confirmed by a lawyer). For the avoidance of doubt, without prejudice to other rights, privileges and claims that the Buyer may have, in case the aforementioned obligation is not fulfilled the Buyer may, at its sole discretion, withhold or deny to proceed with the steps referred to in Clause 6.1.3.

6.1.3	The Seller shall deliver to the Buyer (i) the resignation letters signed by all members of the supervisory board substantially in the form in accordance with Schedule 6.1.3 and effective as of the Completion Date and (ii) a letter from Penta addressed to, and for the benefit of, the Buyer and all Group Companies confirming that as of the Completion Date there are no liabilities of the Group Companies vis-à-vis Penta, Affiliates of Penta or Members of the Personnel other than liabilities resulting from, permitted by or disclosed in this Agreement (including the Disclosure Letter being a part of Schedule 8.2). For the avoidance of doubt, without prejudice to other rights, privileges and claims that the Buyer may have, in case where the aforementioned obligation is not fulfilled the Buyer may, at its sole discretion, withhold or deny to proceed with the steps referred to in Clause 6.1.4.

6.1.4	The Buyer’s and the Seller’s representatives shall demonstrate their powers of attorneys to represent, respectively, the Buyer and the Seller (it is presumed that the copies of such power of attorneys shall be verified and confirmed by the Parties prior to the Completion Date).

6.1.5	The Buyer and the Seller shall execute the Share Transfer Agreement. Such execution shall take place by the Parties’ representatives referred to in Clause 6.1.4 signing the Share Transfer Agreement. Such signatures shall be confirmed by a notary (procured by the Buyer) present at the Completion as required by Article 180 of CCC. The Share Transfer Agreement shall be executed in accordance with Schedule 2.2.

6.1.6	Simultaneously with the execution of the Share Transfer Agreement the Buyer shall (i) instruct its bank to transfer the First Installment to the Account with the fastest mean of bank transfer, (ii) provide the Seller with a copy of such instruction and (iii) deliver the original hard copies of the Bank Guarantees to the Seller. All the bank costs of the transfer shall be borne by the Buyer. For the avoidance of doubt, pursuant to the Share Transfer Agreement the legal title to the Shares shall be transferred to the Buyer upon the Seller receiving payment of the First Installment. The Seller shall provide the Buyer with a written confirmation of receipt of the First Installment issued by the Seller’s bank without undue delay after it has been credited to the Account or, in lieu, provide Seller’s written statement confirming the same. For the purpose of facilitating the registration of the sale with the registry court, the Share Transfer Agreement shall be concluded both in English and Polish and the Polish version shall be binding and submitted by the Buyer to the registry court, along with a respective form, without undue delay.

6.1.7

The Buyer shall procure that the shareholder loans dated 28 July 2009 with a principal amount of PLN 1,842,205 and dated 21 January 2011 with a principal amount of EUR 2,500,000 as well as any shareholder loan granted by the Seller to the Company in accordance with Clause 4.8 and any interest accrued on these shareholder loans, according to the shareholder loan agreements, are repaid to the Seller at the Completion Date, provided that the terms and conditions of such shareholder loans shall not be amended.

6.2	In case where any of transactions, referred to in Clause 6.1, require a form with a signature confirmed by a notary, such notary shall be chosen by the Buyer at the Buyer’s discretion.

7.	PRICE AND COLLATERALS

7.1	In consideration for the Shares the Buyer shall pay to the Seller the price of EUR 37,878,788 (thirty-seven million eight hundred seventy-eight seven hundred eighty-eight) (hereinafter the “Price”).

7.2	The Price shall be paid in three installments:

7.2.1	80% of the Price, i.e. EUR 30,303,030 (thirty million three hundred three thousand thirty) shall be paid by the Buyer at Completion as stipulated in Clause 6.1.6 (“First Installment”);

7.2.2	8.7% of the Price, i.e. EUR 3,295,454 (three million two hundred ninety-five thousand four hundred fifty-four) shall be paid by the Buyer on 31 December 2011 (“Second Installment”);

7.2.3	Remaining 11.3% of the Price, i.e. EUR 4,280,304 (four million two hundred eighty thousand three hundred four) shall be paid by the Buyer on 31 July 2012 (“Third Installment”);

(the First Installment, the Second Installment and the Third Installment are cumulatively referred to as “Installments” and individually as an “Installment”).

7.3

The Buyer shall pay the First Installment on the Completion Date, to the Account, in full, without any deduction, withholding or set-off whatsoever. Unless the Buyer pays the Second Installment or the Third Installment to the Account, in full, without any deduction, withholding or set-off whatsoever on or before the due date of the relevant Installment, the payment of such Installments shall be effected by way of the Seller drawing on the relevant Bank Guarantee that was issued by the Buyer with regard to the relevant Installment in accordance with Clause 7.6 on or after the due date of the relevant Installment. For the avoidance of doubt, the Buyer irrevocably waives and surrenders all present and future rights and privileges, it has or may have, to make any deductions, withholdings, cut-offs, set-offs, or withhold its payment in any other manner. Without limitation to the generality of the foregoing, the Buyer in particular shall not be entitled to make any deductions pursuant to the section 498§1 of the Civil Code nor to deduct from the Price any Tax the Buyer will be, or may be, obligated to withhold and/or pay in relation to this Agreement and/or Share Transfer Agreement. It is expressly confirmed by the Parties that the payment will be deemed as made only when a full amount of a given Installment is effectively credited to the Account. When the Buyer, or the bank which issued the Bank Guarantee, is obligated by the mandatory provisions of the law or any banking and/or other internal regulations to decrease the Price by any amount of Tax or any other fees whatsoever (including bank fees) in such case the Buyer shall increase the Prices, so the amounts effectively credited to the Account are not lower than amounts specified in Clauses 7.2.1 to 7.2.3.

7.4	For the avoidance of doubt, the issuing of the Bank Guarantee as specified in Clause 7.3 does not release the Buyer from its obligation to pay the full Price and the Buyer shall remain, personally and by its all assets, the Seller’s debtor obligated to pay the Price by the dates specified in Clauses 7.2.

7.5	The Buyer shall pay all and any Polish Transfer Tax it will be obligated to pay in relation to this Agreement and/or the Share Transfer Agreement as well as fill in all and any declarations and notifications with respective Tax Authorities.

7.6	To secure full and timely payments of the Second Installment and the Third Installment, the Buyer shall no later than on the Completion Date obtain, and deliver to the Seller, one or more bank guarantee(s) (irrevocable, unconditional and payable upon first demand) from one or a combination of the following banks: Deutsche Bank, HSBC or BNP Fortis with regard to each of the Second Installment and the Third Installment (each a “Bank Guarantee” and collectively the “Bank Guarantees”). Each such Bank Guarantees shall remain valid until two weeks after the due date of the relevant Installment. The Bank Guarantees shall be issued in accordance with Schedule 7.6. The Buyer shall procure that the bank(s) issuing the Bank Guarantees shall deliver a copy (scan) of a draft of such Bank Guarantees to the Seller no later than 2 (two) Business Days prior to the Scheduled Completion Date.

7.7	The Seller shall reimburse EUR 116,288 (one hundred sixteen thousand two hundred eighty-eight) out of the costs of the Bank Guarantees but not more than 50% of its costs. Such reimbursement shall be effected by way of set-off with the Third Installment.

7.8	The Seller may use the Bank Guarantees only to effect the payment of the Second Installment and the Third Installment in accordance with Clauses 7.2.2 and 7.2.3 in connection with Clause 7.3.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Buyer represents and warrants towards the Seller that:

8.1.1	it is duly incorporated and is validly existing under the laws of Luxembourg;

8.1.2	it is not in bankruptcy or liquidation (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given);

8.1.3	it has all requisite rights, powers and authority to enter into, execute and perform this Agreement and the Share Transfer Agreement and to perform its obligations hereunder as well under the Share Transfer Agreement;

8.1.4	it has obtained all the corporate authorizations for entering into and performing this Agreement as well as (subject to Clause 3.1) any approvals required by law;

8.1.5	it will have the necessary funds to pay each Installment to the Account on the due dates scheduled in accordance with Clause 7;

8.1.6	this Agreement will, when executed, constitute a valid and binding obligation of the Buyer, enforceable against it;

8.1.7	it has performed the Due Diligence;

8.1.8	save for the Regulatory Approval which is not issued yet, the Buyer has all other necessary regulatory and other consents (if any) to execute and complete the transactions contemplated herein and such execution and completion shall not infringe any law or any obligation towards third party, in each case binding on the Buyer;

8.1.9	it has obtained all internal approvals (such as e.g. from the Buyer’s investment committee) required by the Buyer to empower it to enter into and perform its obligations under this Agreement;

8.1.10	The Bank Guarantees delivered to the Seller, as provided in Clause 7.6, shall be a valid and enforceable against the issuing bank(s);

8.1.11	Share Transfer Agreement will, once signed by the Buyer and the Seller with their signatures confirmed by a notary, constitute a valid and binding obligation of the Buyer, enforceable against it.

8.2	The Seller gives towards the Buyer the representations and warranties as specified in Schedule 8.2 (hereinafter referred to as “Seller’s Representations and Warranties”). The list of Sellers’ Representations and Warranties is the exhaustive list of the Seller’s representations and warranties or other assurances of any kind, and the Seller does not provide any other warranty, in particular with regards to the status of the Company and its business and/or its operations, and any such warranty or liability which is implied or results from the law (if any) is hereby excluded and disclaimed to the fullest possible extent. Without limitation to the generality of the foregoing, the Seller makes no representation or warranty as to the accuracy of, without limitation, information, forecasts, estimates, projections, management presentations, information memoranda, statements of intent or statements of opinion provided to the Seller or its advisors on or prior to the Completion Date. For avoidance of doubt, nothing in this Clause 8.2 shall limit the obligations and undertakings of the Seller expressly contained in the text of this Agreement and the Share Transfer Agreement.

9.	REMEDIES

9.1	If and to the extent any of the Seller’s Representations and Warranties is incomplete, incorrect or misleading or a Pre-Completion Undertaking is breached (in each case a “Breach”) and subject to Clause 9.4 to 9.19, the Seller shall put the Group Companies, if they are affected by such Breach, or the Buyer, if the Buyer is affected by such Breach, within a period of 30 Business Days of written notice by the Buyer of such Breach in such position as the Buyer and/or any of the Group Companies (as the case may be) would have been in had the representations and warranties given by the Seller been complete, correct and not misleading or the Pre-Completion Undertaking been complied with (restitution in kind). To the extent such Breach consists in the existence of a financial liability, the Buyer’s right to demand restitution in kind shall include the right to demand a full (subject to limitations in Clause 9.4 to 9.19) indemnity with respect to such Breach. For the avoidance of doubt, this shall not be construed to be a contract for the benefit of a third party; only the Buyer and not the third party shall have the right to demand the indemnification. The Buyer shall co-operate with the Seller to such extent which is indispensible for enabling the Seller (or its representatives and contractors) to perform such restitution in kind, in particular shall grant the Seller access to necessary information and contact persons.

9.2	If restitution in kind as contemplated in Section 9.1 is impossible or insufficient to fully (subject to limitations in Clause 9.4 to 9.19) compensate the Buyer and the Group Companies, unless and to the extent such impossibility or insufficiency results from the Buyer’s failure to co-operate with the Seller, the Seller shall pay monetary damages to the Buyer. If restitution in kind is fully impossible, such monetary damages shall substitute the restitution in kind; otherwise, monetary damages may be claimed by the Buyer in addition to restitution in kind.

9.3	If and to the extent that the Seller fails to provide restitution in kind within the period set forth in Section 9.1, the Seller shall pay monetary damages to the Buyer in such amount as would be necessary to effect the restitution in kind.

9.4	The Seller’s aggregate liability and responsibility (notwithstanding what the legal basis for such liability or responsibility could be e.g. tort, contractual, breach of contract, unjustified enrichment) for or related to Breaches of the Seller’s Representations and Warranties and of Pre-Completion Undertakings shall be limited to:

(i)	the Price with respect to the Clause 1, 2.4 and 7.1 of Schedule 8.2 and Clause 4.4 of this Agreement;

(ii)	EUR 75,758 (seventy-five thousand seven hundred fifty-eight) with respect to Clause 9.1 of Schedule 8.2.; and

(iii)	25% of the Price with respect to other Seller’s Representations and Warranties and Pre-Completion Undertakings;

provided that the overall liability of the Seller under the provisions of this Agreement and/or Share Transfer Agreement shall not exceed the Price.

9.5	The Seller shall not be liable for any single Breach of a Seller’s Representations and Warranties which results in a loss in an amount of less than EUR 75,758 (seventy-five thousand seven hundred fifty-eight). The Seller shall not be liable for any single Breach of a Pre-Completion Undertaking which results in a loss in an amount of less than EUR 2,525 (two thousand five hundred twenty-five). Breaches (i) of Clause 2.4 or Clause 9.1 of Schedule 8.2, (ii) that relate to the Tax Issue and (iii) of Clause 4.4 shall not be subject to this Clause 9.5. For purposes of this Clause 9.5, a number of Breaches relating to one and the same or similar subject matters, facts, events or circumstances may be aggregated and form a single Breach.

9.6	The Seller shall not be liable for any lost profit of the Buyer.

9.7	By the virtue of this provision, the Buyer irrevocably waives and surrenders all its rights and privileges to pursue any claim (including claims related to tort, breach of contract, unjustified enrichment) for any Breach unless the Seller receives from the Buyer written notice containing reasonable details of the matter giving rise to the claim and a good faith estimate of the amount of the claim prior to 18 month from the Completion Date. The Buyer’s rights shall not be affected or limited in any way if such good faith estimate later proves to be incorrect.

9.8	By the virtue of this provision, the Buyer irrevocably waives and surrenders all its rights and privileges to pursue any claim (including claims related to tort, breach of contract, unjustified enrichment) if and to the extent a damage occurred as a result of Buyer’s failure to notify the Seller in writing without undue delay after becoming aware of the same.

9.9	By the virtue of this provision, the Buyer irrevocably waives and surrenders all its rights and privileges to pursue any claim (including claims related to tort, breach of contract, unjustified enrichment) to the extent such claim could have been avoided if the Buyer had acted in a reasonably diligent manner in attempting to lessen and mitigate such damage or its scope (including attempting in a reasonably diligent manner to obtain a compensation from a third party, in particular an insurance company).

9.10	If:

9.10.1	the Seller makes a payment in connection with the Breach (the “Damages Payment”); and

9.10.2	the Buyer recovers any sum in respect of the loss that gave rise to such claim (the “Third Party Sum”); and

9.10.3	the receipt of that Third Party Sum was not taken into account in calculating the Damages Payment; and

9.10.4	the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Buyer and, as the case may be, the Group Companies, to the fullest extend for the loss or liability which gave rise to the claim (such excess the “Excess Recovery”);

then the Buyer shall, without undue delay on receipt of the Third Party Sum, notify and repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment.

9.11	The Buyer shall not be entitled to recover damages or obtain payment, reimbursement or restitution more than once for any one loss, damage, deficiency or breach. For avoidance of doubt, for this purpose, all payment and restitution made in favor of Group Companies shall be considered as made in favor of the Buyer.

9.12	All sums payable by the Seller pursuant to this Clause 9 and for a Breach shall be (subject to Clauses 9.4 to 9.19) paid free and clear of all deductions or withholdings whatsoever, save only as required by law.

9.13	If any deduction or withholding is required by law from any payment by the Seller, the Seller shall pay such additional amount as will, after such deduction or withholding has been made, leave the Buyer with the full amount which would have been received by it had no such deduction or withholding been required to be made however in no case any amount exceeding the limits specified in Clause 9.4.

9.14	If any sum paid pursuant to this Clause 9 or for a Breach (including in circumstances where any relief is available in respect of such charge to Tax) is required to be brought into charge to Tax, then the Seller shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable however in no case any amount exceeding the limits specified in Clause 9.4.

9.15	The provisions of this Clause 9 apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect in consequence of any rescission or termination of this Agreement or any other provisions of this Agreement. However, this Clause 9 includes the complete and the exhaustive list of all Buyer’s rights and remedies in case of a Breach and all the other rights and remedies the Buyer may have in case of a Breach are waved.

9.16

Except wilful breaches of Polish criminal law (such as in particular fraud) or any other wilful misconduct causing a damage to the Group Companies or the Buyer, the Buyer irrevocably waives and surrenders all its rights and privileges to pursue any claim and/or complaints (or initiate any other proceedings), in each case in connection with the transactions contemplated by this Agreement or any other act or omission related to this Agreement and/or Company’s business, legal or financial matters against any Seller’s and/or Penta’s representatives, advisors, employees as well nominees on the Company’s supervisory board (hereinafter collectively referred to as “Members of Personnel”). For the avoidance of the doubt, the above-mentioned undertakings are given by the Buyer for the benefit of each Member of Personnel and can be directly enforced by each respective Member of Personnel. Penta’s nominees on the Company’s supervisory board are Mr. Jan Evan, Mr. Adam Jarmicki and Mr. Rafał Sosna.

9.17	In addition to Clause 9.16, the Buyer undertakes that the shareholders’ meeting of the Company will, in a statutory time, i.e. as regulated by the article 231 of the Commercial Code of Companies, grant to all persons listed in the last sentence of Clause 9.16 the vote of acceptance confirming the discharge of their duties (in Polish: absolutorium).

9.18	Notwithstanding anything to the contrary but other than with respect to the Tax Issue, the Buyer is not responsible for any Breach to the extent that the existence of the Breach was fairly disclosed in the Due Diligence Documents or the Disclosure Letter (including its attachments).

9.19	For the avoidance of doubts, all limitations related to submitting claims and/or the Seller’s liability specified in this Agreement are also applicable to such claims and liability under the Share Transfer Agreement, and both this Agreement as well as Share Transfer Agreement constitute an integral part of the Transaction Documents and should be (along with all the other Transaction Documents) always taken collectively when interpreting the scope and contents of the Parties’ rights and obligations.

9.20	For accounting purposes only, any payment made by the Seller under this Clause 9 shall be treated as a reduction of the purchase price paid by the Buyer for the Shares, and, if a payment is made to a Group Company, the relevant Group Company shall treat the payment as a payment made on behalf of the Buyer as a contribution into the equity of the Group Company.

10.	CONDUCT OF CLAIMS

10.1	If the Buyer becomes aware of any claim or potential claim by a third party (a “Third Party Claim”) after Completion which is reasonable likely to result in a claim being made under this Agreement, the Buyer shall as soon as reasonably practicable give notice of the Third Party Claim to the Seller and (subject to the Buyer and the Group Companies being indemnified and secured to the Buyer’s reasonable satisfaction by the Seller against all reasonable out-of-pocket costs and expenses, including those of its legal advisers, incurred in respect of that Third Party Claim) shall:

10.1.1	ensure that the Seller is given all reasonable facilities to investigate the Third Party Claim;

10.1.2	not (and ensure that no Group Company shall) admit liability or make any agreement or compromise with any person, body or authority in relation to that Third Party Claim without prior consultation with the Seller;

10.1.3	take any action that the Seller reasonably requests to avoid, resist, dispute, appeal, compromise or defend that Third Party Claim, and;

10.1.1	appoint lawyers proposed by the Seller and accepted by the Buyer provided that such acceptation shall not be unreasonably denied.

10.2	The rights of the Seller under Clause 10.1 shall only apply to a Third Party Claim if the Seller gives notice to the Buyer in writing of its intention to exercise its rights within 10 Business Days of the Buyer giving notice of the Third Party Claim. If the Seller does not give notice during that period, the Buyer shall be entitled acting reasonably to settle, compromise, or resist any action, proceedings or claim against the Buyer, the Company, or any Group Company out of which that Third Party Claim may arise.

10.3	Neither the Buyer nor the Company nor any of their affiliates shall be required to take any action or refrain from taking any action pursuant to Clause 10.1 if the action or omission requested would, in the reasonable opinion of the Buyer, be materially prejudicial to the business of the Buyer or the Group Companies.

11.	ACCESS TO BOOKS AND RECORDS

For a period of two years following the Completion Date, the Buyer shall procure, and shall procure that the Group Companies, grant the Seller (and its advisors and auditors), upon reasonable written request and at the Seller’s own costs, access (including the right to take copies) during working hours to the books, accounts, records as well as any other information and documents related to the Group Companies (including access to key personnel) and for periods up until the Completion Date if the Seller can demonstrate that it needs the information (i) for tax, accounting or similar reasons, in each case that are mandatory or in line with Penta’s tax, accounting or other relevant practice in preceding years with regards to companies of Penta’s group, (ii) in the course of the Third Party Claim pursuant to Clause 10.1 or (iii) to investigate the merits of any claim against the Seller’s Guarantor during the two months period referred to in Clause 15.6.

12.	ANNOUNCEMENTS

Save for any announcements required to be made by law or any stock or security exchange regulation, neither Party shall make or issue any public announcement or circular or disclosure in connection with the existence or the subject matter of this Agreement or any of the other Transaction Documents, and each of the Parties shall procure that none of their subsidiaries shall make or issue any such public announcement or circular or disclosure, in each case, without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed). The Seller hereby approves any announcements the Buyer or any Affiliate of the Buyer, in the reasonable opinion of the Buyer, need to make to any current or future creditors of or debt or equity investors in the Company, the Buyer or any of their Affiliates or related parties.

13.	RIGHTS TO TERMINATE THE AGREEMENT

13.1	This Agreement may be terminated upon written consent of both Parties hereto and the Guarantors.

13.2	This Agreement may be terminated in writing by either Party if (i) the conditions precedent pursuant to Clause 3.1 are not fulfilled or waived within 100 days after the Signing Date (“Long Stop Date”) or (ii), in case the Regulatory Authority issues a Conditional Approval, at the later of (y) aforementioned (i) or (z) the earlier of the Buyer notifying the Seller in accordance with Clause 3.6 that the Buyer does not intend to accept the Restrictions or the lapse of two weeks from the date of receipt of the Conditional Approval without the Buyer notifying the Seller that the Buyer intends to accept the Restrictions. Such termination is without prejudice to any claims that either Party may have against the other Party resulting from any breach of this Agreement.

13.3	Clauses 1, 5.6, 13, 14, 15, 16, 17, 18, 19, 20, 21 and 22 shall survive the termination of this Agreement.

14.	COSTS

All notarial fees and Polish Transfer Tax (including interest and penalties) payable in respect of the sale and transfer of the Shares shall be borne by the Buyer. The Seller and the Buyer shall each be responsible for its own costs, charges and other expenses (including those of its advisors) incurred in connection with this Agreement and the transactions contemplated therein.

15.	BUYER’S GUARANTOR; SELLER’S GUARANTOR

15.1	The Buyer’s Guarantor hereby guarantees, in the meaning of Article 876 of the Polish Civil Code (Polish: poręczenie), the Buyer’s representations and warranties stipulated in Clause 8.1 of this Agreement and the Penalty (if incurred by the Buyer).

15.2	The Seller’s Guarantor hereby guarantees, in the meaning of Article 876 of the Polish Civil Code (Polish: poręczenie), the Seller’s Representation and Warranties stipulated in Clause 4.4 of this Agreement and Clauses 1, 2.4 of Schedule 8.2 (capacity, title and no leakage until the Signing Date) and the Penalty (if incurred by the Seller).

15.3	The Seller’s Guarantor hereby guarantees, in the meaning of Article 876 of the Polish Civil Code (Polish: poręczenie), the Seller’s Representation and Warranties stipulated in Schedule 8.2 to this Agreement other that those specified in Clauses 1, 2.4 of Schedule 8.2 .

15.4	The Seller’s Guarantor and the Buyer’s Guarantor may evoke and raise against the Buyer or the Seller, as the case may be, (or any other claiming party) all and any defenses, counter-claims, reservations and limitation which the Seller (in case of Seller’s Guarantor) or the Buyer (in case of Buyer’s Guarantor) respectively could evoke and raise itself if the claim was addressed directly to the Seller or, respectively, the Buyer.

15.5	The guarantees provided for in Clauses 15.1 and 15.2 expire after the lapse of 18 (eighteen) months from the Completion Date, unless and to the extent the Buyer’s Guarantor or the Seller’s Guarantor, as the case may be, receives a written notice containing reasonable details of the matter giving rise to the claim and a good faith estimate of the amount of the claim. Clause 9.7 last sentence shall apply mutatis mutandis.

15.6	The guarantee provided for in Clause 15.3 expires on 31 March 2012 (24.00 hrs) unless and to the extent the Seller’s Guarantor receives a written notice containing: (i) a good faith estimate of the amount of the claim; and (ii) reasonable details of the matter giving rise to the claim. Clause 9.7 last sentence shall apply mutatis mutandis. If Seller’s Guarantor has received within the above-specified time (i.e. the latest on 31 March 2012) a written notice of a claim, the liability of Seller’s Guarantor for such claim expires after the lapse of two months following the receipt of such notice unless within such two-months period (i) the Seller’s Guarantor accepts the claim in writing or (ii) the Buyer initiates arbitration proceedings as set out in Clause 21.2. During this two months period the Parties and the Seller’s Guarantor shall negotiate and investigate the claim in good faith. When making the notice referred to in the first sentence of this Clause the Buyer shall, and during the two months period the Parties and the Seller’s Guarantor shall, make the evidence that they identify available to each other in good faith. The Seller’s Guarantor and the Buyer may agree in writing to prolong such two-months period. In case arbitration proceedings are initiated as set out in Clause 21.2, any evidence material that either Party withheld in bad faith shall be excluded for use by such Party.

15.7	The liability of the Seller’s Guarantor is limited by the limitations specified in this Agreement as applicable to the Seller and the liability of the Buyer’s Guarantor is limited by the limitations specified in this Agreement as applicable to the Buyer. Save as expressly stipulated in Clauses 15.1, 15.2,and 15.3 the Buyer’s Guarantor and the Seller’s Guarantor are not liable for the obligations of the Buyer and, respectively, of the Seller under this Agreement and all such implied liability (if any) is hereby excluded.

16.	NOTICES

16.1

Any notice or other communication to be given by any Party or Guarantor to any other Party or Guarantor under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. The correspondence shall be served by sending it by fax to the numbers set out in Clause 16.2, or by delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the addresses set out in

Clause 16.2 and in each case marked for the attention of the relevant Party set out in Clause 16.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 16). Any notice so served by hand, fax or post shall be deemed to have been duly given:

16.1.1	in the case of delivery by hand, when delivered;

16.1.2	in the case of fax, at the end of transmission; and

16.1.3	in the case of prepaid recorded delivery, special delivery or registered post, at 10 am on the second Business Day following the date of posting.

References to time in this Clause are to the local time in the country of the addressee.

16.2	The addresses and fax numbers of the Parties and the Guarantors for the purpose of this Clause 16 are as follows:

16.2.1	The Seller:

Address:	SIDONIO HOLDINGS LIMITED c/o Penta Investments Limited, Sp. z o.o. Oddzial w Polsce, ul. Nowogrodzka 21, 00-511 Warsaw, Poland, Attn. Rafał Sosna (Managing Partner for Poland),

Fax:	+48 (22) 502 32 23

Copy to:	Adam Imiełowski, Piotr Komosa KKI Law Firm (Kubicki Komosa Imiełowski Law Firm) Ciasna 6, 00-232 Warsaw, Poland

Fax:	+48 (22) 536 90 71

16.2.2	The Seller’s Guarantor

Address:	Penta Investments Limited, Sp. z o.o. Oddzial w Polsce, ul. Nowogrodzka 21, 00-511 Warsaw, Poland, Attn. Rafał Sosna (Managing Partner for Poland)

Fax:	+48 (22) 502 32 23

Copy to:	Adam Imiełowski, Piotr Komosa KKI Law Firm (Kubicki Komosa Imiełowski Law Firm) Ciasna 6, 00-232 Warsaw, Poland

Fax:	+48 (22) 536 90 71

16.2.3	The Buyer:

Address:	WRCA (Luxembourg) Holdings S.à r.l. c/o WireCo WorldGroup Inc. Attn. Brian G. Block 12200 NW Ambassador Drive Kansas City, MO 64163 USA

Fax:	+1 (816) 270 4721

Copy to:	Freshfields Bruckhaus Deringer LLP Attn. Frank Miller 65 Fleet Street London EC4Y 1HS Great Britain

Fax:	+44 (20) 7108 7703

16.2.4	The Buyer’s Guarantor

Address:	WireCo WorldGroup Inc. Attn. Brian G. Block 12200 NW Ambassador Drive Kansas City, MO 64163 USA

Fax:	+1 (816) 270 4721

Copy to:	Freshfields Bruckhaus Deringer LLP Attn. Frank Miller 65 Fleet Street London EC4Y 1HS Great Britain

Fax:	+44 (20) 7108 7703

16.3	A Party or Guarantor may notify any other Party or Guarantor to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 16, provided that such notice shall only be effective on:

16.3.1	the date specified in the notice as the date on which the change is to take place; or

16.3.2	if no date is specified, or the date specified is less than 5 (five) Business Days after the date on which notice is given, the date 5 (five) Business Days after notice of any change has been given.

16.4	In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

16.5	All notices under or in connection with this Agreement shall be in the English language.

16.6	The Parties and Guarantors agree that the provisions of this Clause 16 shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any proceedings.

16.7	The receipt of copies of notices by the Parties’ and Guarantors’ advisers shall not constitute or substitute the receipt of such notices by the Parties or the Guarantors themselves.

16.8	Any Notice shall be deemed received by a Party regardless of whether any copy of such notice has been sent to or received by an adviser of such Party or Guarantor, irrespective of whether the delivery of such copy was mandated by this Agreement.

17.	ASSIGNMENT

17.1	Any assignment of rights arising out of this Agreement other than to an affiliated company of the Buyer shall be allowed only upon a written consent of the other Party.

17.2	The Parties agree and consent that the Buyer shall be entitled to transfer this Agreement as a whole (but not in part), including all rights and obligations, by way of transfer of contract with debt discharging effect and transferring such debt to a company (the “Assignee”), which is an Affiliate of the Buyer, prior to the Completion Date. Such transfer shall be effected only if the Buyer and the Assignee execute the transfer agreement in accordance with the Schedule 17.2, with their signatures duly confirmed by a notary and apostiled, and provide the Seller with such agreement at the latest 5 Business Days prior to the Scheduled Completion Date. For the avoidance of doubt, in such case all the references to the Buyer shall mean the references to the Assignee, and the guarantee granted by the Buyer’s Guarantor under Clause 15 with respect to obligations of the Buyer shall be deemed granted with respect to the obligations of the Assignee.

17.3	With regard to the Assignee, the reference to the laws of Luxembourg in Clause 8.1.1 shall be deemed to be made to the laws of Poland.

18.	CONFIDENTIAL INFORMATION

18.1	“Confidential Information” shall mean

18.1.1	(in relation to the obligations of the Buyer) any information received or held by the Buyer or an Affiliate of the Buyer relating to the Seller or an Affiliate of the Seller or, prior to Completion, the Company; or

18.1.2	(in relation to the obligations of the Seller) any information received or held by the Seller or an Affiliate of the Seller relating to the Buyer or an Affiliate to the Buyer or, following Completion, any of the Group Companies;

and information relating to the provisions and subject matter of, and negotiations leading to, this Agreement and the other Transaction Documents.

18.2	Each Party undertakes to the other to, within a period of two (2) years from the Completion Date not use or disclose, and to procure that no Affiliate uses or discloses, to any person any Confidential Information.

18.3	Clause 18.1 does not apply to the disclosure of Confidential Information:

18.3.1	pursuant to Clause 10 or Clause 12.

18.3.2	to the members of the management board or the supervisory board, advisors or employees of a Party or of its affiliated companies whose function requires them to have access to the Confidential Information;

18.3.3	required to be disclosed by law, by a rule of a listing authority by which any Party’s shares or other debt or equity securities are admitted to trading, a stock or security exchange on which any Party’s shares or securities are listed or traded or by a governmental authority (including to the Competition Authority to obtain the Regulatory Approval) or other authority with relevant powers to which any Party is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall so far as is practicable be made after consultation with the other Party and after taking into account the other Party’s reasonable requirements as to its timing, content and manner of disclosure;

18.3.4	to an adviser or associate of a Party for the purpose of advising the Party or providing other services to it in connection with the transactions contemplated by this Agreement provided that such disclosure is reasonably needed for these purposes and is undertaken on the basis that Clause 18.2 applies to the disclosure by the adviser;

18.3.5	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s fault;

18.3.6	disclosure in the course of a sales process relating to the Company, the Buyer or any of their affiliates;

18.3.7	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document.

18.4	The following shall not constitute a breach of this Clause 18:

18.4.1	disclosure of the Confidential Information to banks, financial institutions, equity investors and any other providers of debt or equity financing.

18.4.2	disclosure by any of the Parties of Confidential Information to the insurer of every Party, to the extent necessary for the purposes of the insurance.

19.	ENTIRE AGREEMENT

19.1	This Agreement and the other Transaction Documents constitute the entire agreement between the Parties and the Guarantors in respect of the sale and purchase of the Shares and supersede any previous agreements between the Parties and the Guarantors relating to the subject matter of this Agreement.

19.2	In the event of any conflict between this Agreement and any other agreement relating to the sale and purchase of the Shares this Agreement shall prevail, save where such other agreement expressly states that it (or any part of it) is overriding this Agreement in any respect, and the Parties to this Agreement are either also Parties to that other agreement or otherwise expressly and in writing agree that such other agreement shall override this Agreement in that respect.

19.3	The Letter of Intent of 23 March 2011 and the Exclusivity Letter of 23 March 2011 are hereby terminated. The Parties (each) irrevocably waive and surrender all and any claims (if any) they may have in relation to the aforementioned Letter of Intent or Exclusivity Letter.

20.	WAIVERS, RIGHTS AND REMEDIES

20.1	Subject to the provisions of this Agreement, no failure or delay by any Party or Guarantor in exercising any right or remedy provided by law or under or pursuant to this Agreement or any of the Transaction Documents shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

20.2	Unless otherwise specified in this Agreement, the rights and remedies of the Buyer and of the Seller under this Agreement shall not be affected, and the liabilities of the Seller, the Buyer and the Guarantors under this Agreement shall not be released, discharged or impaired by (i) Completion, or (ii) any event or matter, other than a specific and duly authorized written waiver or release by the Buyer or, respectively, the Seller.

21.	GOVERNING LAW AND JURISDICTION

21.1	The interpretation, validity and performance of this Agreement shall be governed by the laws of Poland.

21.2	All disputes arising out or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (but taking into account Clause 15.6 last sentence), by three arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Vienna (Austria). The language of the arbitral proceedings shall be English.

21.3

Prior to the initiation of the arbitration proceedings referred to in Clause 21.2 and unless arbitration proceedings are initiated in case of Clause 15.6, the Parties and the Guarantors, as the case may be, shall commence negotiations in good faith to amicably settle the dispute and shall initiate arbitration proceedings only upon the lapse of the 30th (thirtieth) day of such negotiations without an amicable resolution.

22.	MISCELLANEOUS

22.1	This Agreement has been executed in one or more counterparts in the English language. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

22.2	No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Parties and the Guarantors.

22.3	Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

22.3.1	it shall be given no effect and shall be deemed not to be included in this Agreement or the relevant Transaction Document, it shall not affect or impair the legality, validity or enforceability of the other provisions of this Agreement or that other Transaction Document; and

22.3.2	the Parties and the Guarantors shall use all reasonable endeavors to replace it with a valid and enforceable substitute provision or provisions the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision as possible.

22.4	The language of this Agreement is English and all notices, demands, requests, statements, certificates or other documents or communications shall be made in the English language unless otherwise required by the laws of the relevant jurisdiction.

22.5	Subject to Clause 17, the assumption by any third party of any of the obligations or benefits arising under this Agreement shall be invalid unless the consent of the other Parties is given in writing on pain of invalidity.

22.6	The Schedules constitute an integral part of this Agreement:

•	Schedule C1 – Power of Attorney (Seller);

•	Schedule C2 – Power of Attorney (Seller’s Guarantor;

•	Schedule C3 – Power of Attorney (Buyer);

•	Schedule C4 – Power of Attorney (Buyer’s Guarantor);

•	Schedule 1.1 – Due Diligence Documents;

•	Schedule 2.2 – Draft of Share Transfer Agreement;

•	Schedule 3.2.1 – List of Agreements Including CoC Provisions;

•	Schedule 4.7 – Letter to Trade Unions;

•	Schedule 7.6 – Draft Bank Guarantee;

•	Schedule 8.2 – Seller’s Representations and Warranties;

•	Schedule 17.2 – Assignment Agreement.

Signatures:

/s/ Adam Imielowski
Adam Imielowski

/s/ Magdalena Kasiarz
Magdalena Kasiarz